UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 8, 2008

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY
(Exact name of registrant as specified in charter)

New Jersey	000-25043	22-1697095
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Main Street, Hackensack, New Jersey	07601
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:  (201) 488-6400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

First Real Estate Investment Trust of New Jersey (“FREIT”) owns a 60% membership interest in and is the managing member of Grande Rotunda, LLC (“Grande Rotunda”).  Rotunda 100, LLC, a New Jersey limited liability company, owns a 40% interest in Grande Rotunda.  Employees of Hekemian & Co., Inc. (“Hekemian & Co.”), the managing agent of FREIT, including members of the immediate family of Robert S. Hekemian, Chairman and Chief Executive Officer of FREIT, own Rotunda 100, LLC, and the members of Mr. Hekemian’s family have majority management control of this entity.  Grande Rotunda is the owner of a mixed-use (office/retail) property in Baltimore, Maryland.

As an incentive to the employees of Hekemian & Co. to identify and provide real estate investment opportunities to FREIT, FREIT agreed to advance the Hekemian & Co. employees, who are members of Rotunda 100, LLC, 50% of the amount which such employees were required to contribute toward the acquisition and operation of the Grande Rotunda, up to $2,000,000.  The Hekemian & Co. employees have pledged their interests in Rotunda 100, LLC to FREIT as collateral security for these loans.  FREIT collects a market level interest rate on the outstanding principal balance of such loans, and the loans are full recourse loans to the borrowers.

On May 8, 2008, the Board of Trustees of FREIT approved amendments to the existing loan agreements with the Hekemian & Co. employees to increase the aggregate amount that FREIT may advance to such employees from $2,000,000 to $4,000,000.  No other terms of the loan agreements were amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Real Estate Investment Trust of New Jersey

By:	/s/ Robert S. Hekemian
Name:	Robert S. Hekemian
Title:	Chairman and Chief Executive Officer

Date:  May 14, 2008